As filed with the Securities and Exchange Commission on March 23, 2021

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________________
UWM HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	82-2124167
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
585 South Boulevard E
Pontiac, MI 48341
(Address of Principal Executive Offices) (Zip Code)
UWM Holdings Corporation 2020 Omnibus Incentive Plan
(Full title of the plan)
______________________________
Timothy Forrester
Executive Vice President and Chief Financial Officer
UWM Holdings Corporation
585 South Boulevard E
Pontiac, MI 48341
(Name and address of agent for service)
(800) 981-8898
(Telephone number, including area code, of agent for service)
______________________________
Copy to:
Kara L. MacCullough, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500
______________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Class A Common Stock, $0.0001 par value per share	80,000,000	$8.68	$694,400,000	$75,760
(1)This Registration Statement covers a total of 80,000,000 shares of Class A common stock, $0.0001 par value per share (the “Common Stock”) of UWM Holdings Corporation (“UWM”), consisting of shares of Common Stock that are available for issuance under the UWM Holdings Corporation 2020 Omnibus Incentive Plan (the “2020 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)Calculated solely for the purpose of this offering under Rule 457(c) and (h)(1) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock on March 17, 2021, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 2020 Plan, as specified by Rule 428(b)(1) under the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by UWM Holdings Corporation are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 333-252422)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2020
Current Reports on Form 8-K	January 22, 2021, as amended January 25, 2021 and March 22, 2021 and February 9, 2021
Description of the Company’s Class A common stock in Exhibit 4.5 to the Company’s Annual Report on Form 10-K filed with the SEC, as amended from time to time, and any amendment or report filed for the purpose of updating such description	March 27, 2020
All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement
Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
The Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or

•for any breach of a director's duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibits

3.1	Amended and Restated Certificate of Incorporation of UWM Holdings Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed on January 25, 2021).

3.2	Amended and Restated Bylaws of UWM Holdings Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K/A filed on January 25, 2021).

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the Class A common stock being registered.

10.3	UWM Holdings Corporation 2020 Omnibus Incentive Plan

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Deloitte & Touche, LLP.

23.3	Consent of Richey, May & Co., LLP.

23.4	Consent of KPMG LLP.

23.5	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Company (set forth on the signature page of this Registration Statement).
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pontiac, Michigan, on the 23rd day of March, 2021.

UWM Holdings Corporation

By:	/s/ Mathew Ishbia
Name:	Mathew Ishbia
Title:	Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mathew Ishbia and Timothy Forrester, and each of them, his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorney in fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Mathew Ishbia	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 23, 2021
Mathew Ishbia

/s/ Timothy Forrester	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2021
Timothy Forrester

/s/ Andrew Hubacker	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 23, 2021
Andrew Hubacker

/s/ Kelly Czubak	Director	March 23, 2021
Kelly Czubak

/s/ Alex Elezaj	Director	March 23, 2021
Alex Elezaj

/s/ Jeffrey A. Ishbia	Director	March 23, 2021
Jeffrey A. Ishbia

/s/ Justin Ishbia	Director	March 23, 2021
Justin Ishbia

/s/ Laura Lawson	Director	March 23, 2021
Laura Lawson

/s/ Isiah Thomas	Director	March 23, 2021
Isiah Thomas

/s/ Robert Verdun	Director	March 23, 2021
Robert Verdun

/s/ Melinda Wilner	Director	March 23, 2021
Melinda Wilner
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